As filed with the Securities and Exchange Commission on January 22, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-261158

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-263663

UNDER THE SECURITIES ACT OF 1933

IronNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39125	83-4599446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7900 Tysons One Place, Suite 400

McLean, VA 22102

(Address of principal executive offices, including zip code)

(443) 300-6761

(Registrant’s telephone number, including area code)

Cameron Pforr

Chief Financial Officer and President

IronNet, Inc.

7900 Tysons One Place, Suite 400

McLean, VA 22102

(443) 300-6761

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by IronNet, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•

Registration No. 333-261158, filed on Form S-8 on November 18, 2021, pertaining to the registration of 13,500,000 shares of common stock (“Shares”) under the IronNet, Inc. 2021 Equity Incentive Plan, 2,700,000 Shares under the IronNet, Inc. 2021 Employee Stock Purchase Plan, 1,475,320 Shares underlying options and 16,193,661 restricted stock units under the IronNet Cybersecurity, Inc. 2014 Stock Incentive Plan; and

•

Registration No. 333-263663, filed on Form S-8 on March 17, 2022, pertaining to the registration of 4,933,969 Shares issuable under the IronNet, Inc. 2021 Equity Incentive Plan and 888,763 Shares issuable under the IronNet, Inc. 2021 Employee Stock Purchase Plan.

On October 12, 2023, the Company and IronNet Cybersecurity, Inc., the Company’s wholly-owned subsidiary (collectively, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (such cases, the “Chapter 11 Cases”). The Chapter 11 Cases are being jointly administered under the caption In re IronNet, Inc. et al., Case No. 23-11710 (Bankr. D. Del. 2023).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has duly caused these post-effective amendments to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on January 22, 2024.

IRONNET, INC..

By:	/s/ Cameron D. Pforr
Name:	Cameron D. Pforr
Title:	Chief Financial Officer and President

No other person is required to sign these post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.